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                                                                   Exhibit 10.18

                       [DRAGON SYSTEMS, INC. LETTERHEAD]



May 14, 1998

John Shagoury
131 Buckskin Drive
Weston, MA 02193

Dear John:

     On behalf of Dragon Systems, Inc. (the "Company"), I have set forth below the terms of your employment:

     1. You are being employed to serve on a full-time basis as the Chief Operating Officer of the Company, effective during June, 1998 (the "Commencement Date").

     2. Your salary will be $250,000 per 12-month period, payable in monthly installments. Such salary will be fixed through July 1, 1999, and thereafter may be increased from time to time in accordance with normal business practice.

     You will also be eligible for a performance bonus for (i) the period from the Commencement Date through December 31, 1998 and (ii) calendar year 1999, and thereafter in each case if certain performance criteria for the applicable period are achieved. The amount of the bonus will be up to $75,000 for the period commencing on the Commencement Date through December 31, 1998, and up to $150,000 for calendar year 1999 and thereafter. If your employment is terminated for any reason (including your death or disability) prior to the last day of any applicable period, you will not be eligible to receive the bonus. The performance criteria for the period ending on December 31, 1998 are specified on Exhibit A. The performance criteria for the 1999 calendar year will be determined by the Company prior to January 1, 1999.

     You will be entitled to severance pay (subject to your full and complete compliance with the terms and conditions of any and all non-disclosure and non-competition agreements, including but not limited to the non-disclosure and non-competition clauses of the attached Employment Agreement), if the Company terminates your employment without cause (as hereinafter defined) on or before December 31, 2000. You will not be eligible for severance pay if you terminate your employment with the Company, or if the Company terminates your employment with cause. The amount of the severance pay will be (i) $250,000 (which amount shall be payable over 12 months, in equal installments), if the Company terminates Mr. Shagoury's employment without cause prior to December 31, 1999, and (ii) one-half of your base salary as of the date of termination (which amount shall be payable over six months, in equal monthly

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installments), if the Company terminates his employment without cause on or after January 1, 2000 or prior to December 31, 2000.

     The Company shall have "cause" to terminate your employment (a) upon a unanimous good faith finding by the Board of Directors of your failure to perform your assigned duties for the Company, dishonesty, gross negligence or misconduct, or (b) upon your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

     3. (a) You will be entitled to participate in any profit sharing and benefit plans that the Company establishes and makes available to its employees for which you may be eligible under plan documents.

          (b) Subject to Board approval, you will be granted an incentive stock option to purchase 66,000 shares of the Company's common stock, at a price equal to their fair market value per share (as determined by the Company's Board of Directors). Such option will vest over a four-year period, with 25% of the shares becoming purchasable at the end of each 12-month period.

          (c) Subject to Board approval, you will also be granted a non-qualified stock option to purchase 46,200 shares, at a price equal to their fair market value per share (as determined by the Company's Board of Directors). Such option will be exercisable on the seventh anniversary of the Commencement Date. Such exercise date will be subject to acceleration if, as and when certain performance criteria are achieved, as specified on Exhibit B.

          (d) The options described in paragraph 3(b) and (c) above will be subject to the terms and conditions of the Company's 1994 Incentive Stock Option Plan.

     4. You will be entitled to three weeks of vacation per year to be taken at such times as are mutually agreeable to yourself and the Company.

     5. You will be required to execute the Company's standard form of Employee Assignment and Nondisclosure Agreement and Non-Competition and Non-Solicitation Agreement as a condition of employment.

     6. You represent that you are not bound by any employment contracts, restrictive covenants or other restrictions preventing you from entering into this Agreement or carrying out your responsibilities for the Company, or which is in any way inconsistent with any of the terms of this Agreement.


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     7.   This letter is not to be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at will, allowing either you or the Company to terminate the employment relationship with or without cause at any time.

     8. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     If this letter correctly sets forth the terms under which you will be initially employed by the Company, would you please so indicate by signing the enclosed copy of this letter in the space provided below and returning it to the Company.

                                             Very truly yours,

                                             /s/ Tamah S. Rosker, Esq.
                                             -----------------------------------

                                             Name:  Tamah S. Rosker, Esq.
                                             Title: Director, Human Resources
                                                     Dragon Systems, Inc.

The foregoing correctly sets forth the terms of my employment by Dragon Systems, Inc.

/s/ John Shagoury
--------------------
John Shagoury

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                                   Exhibit A

                          Bonus Criteria for the Bonus
                       Period Ending on December 31, 1998

     1. If the Company's International Net Revenues, determined in accordance with generally accepted accounting principles ("GAAP"), for the third fiscal quarter of 1998 exceed those of the Company for its second fiscal quarter of 1998 by 50% or more of such Net Revenues for the second fiscal quarter of 1998, you will receive a cash bonus of $9,375.

     2. If the Company's International Net Revenues, determined in accordance with GAAP, for the fourth fiscal quarter of 1998 exceed those of the Company for its third fiscal quarter of 1998 by 50% or more of such Net Revenues for the third fiscal quarter of 1998, you will receive a cash bonus of $9,375.

     3. If the Company ships 100% of its products on time (as defined in the Company's 1998 Business Plan) during both the third and fourth fiscal quarters of 1998, you will receive a cash bonus of $18,750.

     4. If the Company ships 90% or more (but less than 100%) of its products on time (as determined in accordance with a delivery schedule to be determined by and mutually acceptable to the Company and you) during both the third and fourth fiscal quarters of 1998, you will receive a cash bonus of $13,125.

     5. If the Company ships 80% or more (but less than 90%) of its products on time (as determined in accordance with a delivery schedule to be determined by and mutually acceptable to the Company and you) during both the third and fourth fiscal quarters of 1998, you will receive a cash bonus of $9,375. (Note: you may receive a cash bonus pursuant to only one of paragraphs 3,4,or 5 of this Exhibit A.)

     6. If the Company's Pre-Tax Operating Profit, determined in accordance with GAAP (and exclusive of extraordinary items), for the third fiscal quarter of 1998 equals or exceeds $4.7 million, you will receive a cash bonus of $5,625.

     7. If the Company's Pre-Tax Operating Profit margin, determined in accordance with GAAP (and exclusive of extraordinary items), for the third fiscal quarter of 1998 equals or exceeds 21.5%, you will receive a cash bonus of $3,750.



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     8.   If the Company's Pre-Tax Operating Profit, determined in accordance with GAAP (exclusive of extraordinary items), for the fourth fiscal quarter of 1998 equals or exceeds $8.6 million, you will receive a cash bonus of $5,625.

     7. If the Company's Pre-Tax Operating Profit margin, determined in accordance with GAAP (exclusive of extraordinary items), for the fourth fiscal quarter of 1998 equals or exceeds 29.5%, you will receive a cash bonus of $3,750.

     8. If the Company's Net Revenues, determined in accordance with GAAP, for the third fiscal quarter of 1998 equal or exceed $22 million, you will receive a cash bonus of $9,375.

     9. If the Company's Net Revenues, determined in accordance with GAAP, for the fourth fiscal quarter of 1998 equal or exceed $29 million, you will receive a cash bonus of $9,375.

     For purposes of determining Net Revenues, Pre-Tax Operating Profit and Pre-Tax Operating Profit margin, there shall not be taken into account Net Revenues, Pre-Tax Operating Profit or Pre-Tax Operating Profit margin generated by or allocable to any business entity acquired (by merger, acquisition of stock, acquisition of assets or otherwise) by the Company after the Commencement Date.

     All cash bonuses for performance which are based on Quarter 3 results, will be payable on December 31, 1998. All cash bonuses for performance which are based upon Quarter 4 results will be payable no later than February 15, 1999.

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                                   EXHIBIT B

                   NON-QUALIFIED OPTION ACCELERATION CRITERIA

     (1) Revenue Growth. Options for up to 18,000 shares will become exercisable prior to the seventh anniversary of the Commencement Date, if the Company's Net Revenues (determined in accordance with GAAP), for its 1999 fiscal year exceed those of the Company for its 1998 fiscal year by a percentage of such 1998 Net Revenues. If the percentage is 85% or more, but less than 100%, options to purchase 6,000 shares will be exercisable; if the percentage is 100% or more, but less than 125%, options for 9,000 shares will become exercisable; if the percentage is 125% or more, but less than 200%, options for 12,000 shares will become exercisable; and if the percentage is 200% or more, options to purchase 18,000 shares will become exercisable. Note that such categories are mutually exclusive, and if the percentage falls within any category, options for that category only will accelerate (and not any other). If the percentage increase in Net Revenues is less than 85%, no options will accelerate under this paragraph.

     (2) Earnings Growth. Options for up to 12,000 shares will become exercisable prior to the seventh anniversary of the Commencement Date, if the Company's Net After-Tax Profit (determined exclusive of extraordinary items (and in accordance with GAAP), for its 1999 fiscal year exceeds that of the Company for its 1998 fiscal year by a percentage of such 1998 Net After-Tax Profit. If the percentage is 150% or more, but less than 170%, options for 6,000 shares will become exercisable; if the percentage is 170% or more, but less than 185%, options for 9,000 shares will become exercisable; if the percentage is 185% or more, options for 12,000 shares will become exercisable. Note that such categories are mutually exclusive, and if the percentage falls within any category, options for that category only will accelerate (and not any other). If the percentage increase is less than 150%, no options will accelerate under this paragraph.

     (3) Quarterly Revenue Growth. Options for up to 18,000 shares will become exercisable prior to the seventh anniversary of the Commencement Date, if the Company's Net Revenues (determined in accordance with GAAP) increase during ten consecutive fiscal quarters at any time during the five-year period commencing on the first day of the first full fiscal quarter commencing after the Commencement Date. The number of option shares which will become exercisable earlier will be determined based on the percentage increase over prior fiscal quarters for each of the applicable ten consecutive fiscal quarters. If such increase, in each of such ten consecutive fiscal quarters, is greater than 0% but less than 15%, options for 6,000 shares will become exercisable; if the percentage is 15% or more, but less than 18%, options for 12,000 shares will become exercisable; if the percentage is 18% or more, but less than 22%, options for 15,000 shares will become exercisable; if the percentage is 22% or more,


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options for 18,000 shares will become exercisable. Note that such categories are mutually exclusive, and if the percentage falls within any category, options for that category only will accelerate (and not any other). Furthermore, such acceleration may occur only once during the term of your employment (so that if, during the relevant five-year period, the Company's Net Revenues increase for ten consecutive fiscal quarters more than one time, the number of shares subject to acceleration will be determined in accordance with the formula described above based only on the first ten such consecutive fiscal quarters).

     (4) Quarterly Earnings Growth. Options for up to 18,000 shares will become exercisable prior to the seventh anniversary of the Commencement Date if the Company's Net After-Tax Profit (exclusive of extraordinary items and determined in accordance with GAAP) increases during ten consecutive fiscal quarters at any time during the five-year period commencing on the first day of the first full fiscal quarter commencing after the Commencement Date. The number of option shares which will become exercisable earlier will be determined based on the percentage increase over prior quarters for each of the applicable ten consecutive fiscal quarters. If such increase, in each of such ten quarters, is greater than 0% but less than 15%, options for 6,000 shares will become exercisable; if the percentage is 15% or more, but less than 17%, options for 12,000 shares will become exercisable; if the percentage is 17% or more, but less than 19%, options for 15,000 shares will become exercisable; if the percentage is 19% or more, options for 18,000 shares will become exercisable. Note that such categories are mutually exclusive, and if the percentage falls within any category, options for that category only will accelerate (and not any other). Furthermore, such acceleration may occur only once during the term of your employment (so that if, during the relevant five-year period of your employment, the Company's After-Tax Net Profit increases for ten consecutive quarters more than one time, the number of shares subject to acceleration will be determined in accordance with the formula described above based only on the first ten such consecutive quarters).

     (5) Market Capitalization. Options for up to 21,000 shares of the Company's Common Stock shall become exercisable prior to the seventh anniversary of the Commencement Date if, during the five-year period commencing on the Commencement Date the Company sells, in a public offering pursuant to a registration statement filed with the Securities and Exchange Commission, its equity securities, and the Company maintains on each day for any 90 consecutive business day period ending on or before the last day of such five-year period, a Market Capitalization (as defined below) at certain minimum levels. If the Market Capitalization for each day of any such consecutive 90-business day period is at least $1.8 billion but less than $2.2 billion, options for 6,000 shares will become exercisable; if such Market Capitalization is at least $2.2 billion but less than $2.4 billion, options for 9,000 shares will become exercisable; if such Market Capitalization is at least $2.4 billion but less than $3.0 billion, options for

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18,000 shares will become exercisable; and if such Market Capitalization is $3.0 billion or more, options for 21,000 shares will become exercisable. The
Company's Market Capitalization on any business day shall mean the product of
(A) the issued and outstanding shares of the Company's Common Stock on such business day and (B) the closing price per share of the Company's Common
Stock on such business day, as reported in The Wall Street Journal. Note that such categories are mutually exclusive, and if Market Capitalization falls within any category, options for that category only will accelerate (and not any other). Furthermore, you will be entitled to such acceleration only once during the term of your employment (so that if, during the relevant five-year period, the Company's Market Capitalization for 90 consecutive business days equals or exceeds the levels indicated more than one time, the number of shares subject to the acceleration will be determined in accordance with the formula described above based only on the first such 90 consecutive business day period).

     Notwithstanding anything to the contrary, in no event may the total number of option shares granted to you pursuant to this Section 3(c) exceed 46,200 shares.

     For purposes of determining Net Revenues and After-Tax Net Profits, there shall not be taken into account Net Revenues or After-Tax Net Profits generated by or allocable to any business entity acquired (by merger, acquisition of stock, acquisition of assets or otherwise) by the Company after the Commencement Date.





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